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Exhibit 4.11

AMENDMENT NO. 2 TO
ASSET PURCHASE AGREEMENT

        AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (the "Second Amendment"), dated as of May 23, 2001, among CORE-VENT CORPORATION, d/b/a Paragon Implant Company, a Nevada corporation ("Paragon"), CORE-VENT BIOENGINEERING, INC., a California corporation ("C-V BioEngineering"), CORE-VENT PARAGON BIO, a California corporation ("C-V Paragon"), PARAGON ADMINISTRATION, INC., a California corporation ("Paragon Administration"), CORE-VENT GmbH, a corporation organized under the laws of the Federal Republic of Germany ("C-V GmbH"), CORE-VENT ISRAEL (1997), a PARAGON Company Ltd., a corporation organized under the laws of Israel ("C-V Israel"; and together with Paragon, C-V BioEngineering, C-V Paragon, Paragon Administration, C-V GmbH and C-V Israel, the "Seller"), the shareholders of Paragon identified on the signature page hereof (the "Paragon Shareholders"), the shareholders of C-V BioEngineering identified on the signature page hereof (the "C-V BioEngineering Shareholders"), the Niznick Family Foundation (the "Niznick Foundation"), a California not-for-profit corporation, DR. GERALD A. NIZNICK, an individual ("Dr. Niznick"; and together with the Paragon Shareholders, the C-V BioEngineering Shareholders and the Niznick Foundation, the "Shareholders"), SULZER MEDICA USA INC., a Delaware corporation ("Parent"), SULZER DENTAL INC. (formerly known as Sulzer Calcitek Inc.), a Delaware corporation ("Calcitek") and SULZER DENTAL GmbH (formerly known as Sulzer Calcitek GmbH.), a corporation organized under the laws of the Federal Republic of Germany ("Calcitek GmbH"), SULZER DENTAL LTD., a corporation organized under the laws of Israel ("Calcitek Israel") and SULZER DENTAL CORP, a corporation organized under the laws of Canada ("Calcitek Canada" and together with Calcitek, and Calcitek GmbH and Calcitek Israel, the "Purchaser").

W I T N E S S E T H:

        WHEREAS, the Seller, the Shareholders, Parent and Purchaser entered into (i) the Asset Purchase Agreement dated November 1, 2000, pursuant to which Seller agreed to sell and Purchaser agreed to purchase the Assets, all as more particularly set forth therein and (ii) Amendment No. 1 to Asset Purchase Agreement dated January 8, 2001, (as so amended, the "Asset Purchase Agreement") pursuant to which Seller agreed to modify certain of the terms of the original Asset Purchase Agreement, all as more particularly set forth therein;

        WHEREAS, the parties hereto wish to further amend the Asset Purchase Agreement by executing this Amendment No. 2 to Asset Purchase Agreement all as more particularly set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Definitions.    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        2.    Amendments.    The parties hereby agree to amend the Asset Purchase Agreement as follows:

        (a)    In Section 2.08(b)(ii), the first sentence is deleted in its entirety and replaced with the following: "The Seller may dispute any amounts reflected on the Closing Balance Sheet, provided that the Seller shall have notified the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, on or before the latter of June 30, 2001 or 30 days after an initial meeting with Purchaser and/or Purchaser's Accountants to discuss the Closing Balance Sheet. In the event that Seller identifies disputed amounts, Seller and Purchaser will begin discussions in an attempt to identify the Independent Accounting Firm."

        (b)    In Section 2.08(c), clause (A) is deleted in its entirety and replaced with the following: "(A) the failure of Seller to notify the Purchaser and the Purchaser's Accountants as provided in clause (ii) of Section 2.08(b),".

        (c)    In Section 2.08(c)(ii), the second paragraph is deleted in its entirety and replaced with the following: "Notwithstanding the foregoing, on or before May     , 2001, Purchaser will (A) deliver instructions to the Escrow Agent to distribute to the Seller the Adjustment Escrow Funds, net of the Seller's share of the Escrow Agent's estimated fees; and (B) deliver to Seller the amount by which the Closing Date Net Assets reflected on the draft Closing Balance Sheet sent to Seller on May 8, 2001 exceeds $12,000,000 plus any interest payable pursuant to Section 2.08(d). Any amount so distributed shall be offset against the amounts, if any, payable to Seller pursuant to the procedures set forth in Section 2.08(c)(i) and 2.08(c)(ii)."

        3.    Name Changes.

        (a)    Sulzer Calcitek Inc. has changed its name to "Sulzer Dental Inc.". All references in the Asset Purchase Agreement and its amendments to "Calcitek" shall be references to Sulzer Dental Inc.

        (b)    Sulzer Calcitek GmbH. has changed its name to "Sulzer Dental GmbH". All references in the Asset Purchase Agreement and its amendments to "Calcitek GmbH" shall be references to Sulzer Dental GmbH.

        4.    No Further Modifications.    Except as expressly set forth herein, the terms and provisions of the Asset Purchase Agreement remain unmodified and in full force and affect.

        5.    Miscellaneous.

        (a)    This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely in that state.

        (b)    This Second Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CORE-VENT CORPORATION, d/b/a Paragon Implant Seller
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT BIOENGINEERING, INC.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT PARAGON BIO
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
PARAGON ADMINISTRATION, INC.

By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT GmbH
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CVPBE, Inc.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CV Equipment, Inc.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
PARAGON DENTAL IMPLANT, LTD.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
THE PARAGON SHAREHOLDERS
By: /s/ DR. GERALD A. NIZNICK Dr. Gerald A. Niznick
THE C-V BIOENGINEERING STOCKHOLDERS
By: /s/ DR. GERALD A. NIZNICK Dr. Gerald A. Niznick
THE NIZNICK FOUNDATION
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: Director
SULZER MEDICA USA INC.
By: /s/ DAVID S. WISE Name: David S. Wise Title: Group Vice President, General Counsel and Secretary
SULZER DENTAL INC.

By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL GmbH
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL LTD.
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL CORP.
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President

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  Exhibit 4.11